Exhibit 99.1

Revlon Reports First Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--April 28, 2011--Revlon, Inc. (NYSE: REV) today announced results for the first quarter ended March 31, 2011.

First quarter 2011 results compared to first quarter 2010:

  Net sales of $333.2 million compared to $305.5 million, an increase of 9.1%. Excluding the favorable impact of foreign currency fluctuations of $6.2 million, first quarter 2011 net sales increased 7.0%.
  Operating income of $44.7 million compared to $45.4 million.
  Net income of $10.4 million, or $0.20 per diluted share, compared to $2.2 million, or $0.04 per diluted share. Net income in the first quarter of 2010 included $9.7 million of expenses associated with refinancing the Company’s credit facilities.
  Adjusted EBITDA1 of $60.7 million compared to $61.1 million.
  Net cash provided by operating activities of $24.1 million compared to $31.2 million; Free cash flow2 of $21.7 million compared to $28.2 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “Our first quarter results demonstrate the continued execution of our business strategy and our focus on driving growth. Net sales increased 9% year-over-year; we delivered net sales growth in all regions; and, we added the Sinful Colors brand to our portfolio in March 2011. We also sustained competitive operating margins while significantly increasing investment to support our brands. We remain focused on delivering on our strategic objective of profitably growing our business.”

On March 17, 2011, the Company acquired certain assets, including trademarks, other intellectual property, inventory, certain receivables and manufacturing equipment, related to Sinful Colors cosmetics, as well as other brands, which products are sold principally in the U.S. mass retail channel. The results of operations related to this acquisition are included in the consolidated financial statements commencing on the date of acquisition.

First Quarter 2011 Results

Net sales in the first quarter of 2011 were $333.2 million, an increase of $27.7 million, or 9.1%, compared to $305.5 million in the first quarter of 2010. Excluding the favorable impact of foreign currency fluctuations of $6.2 million, net sales increased by $21.5 million, or 7.0%. The increase was primarily due to higher net sales of Revlon color cosmetics, as well as Almay color cosmetics, fragrances, and other beauty care products, which were partially offset by lower net sales of Revlon ColorSilk hair color.

In the United States, net sales in the first quarter of 2011 were $186.2 million, an increase of $4.1 million, or 2.3%, compared to $182.1 million in the same period last year. The increase was driven primarily by higher net sales of Revlon and Almay color cosmetics, which were partially offset by lower net sales of Revlon ColorSilk hair color. Net sales of Revlon color cosmetics increased in part due to lower promotional allowances as compared to the first quarter of 2010.

In Asia Pacific, net sales in the first quarter of 2011 were $53.1 million, an increase of $7.2 million, or 15.7%, compared to $45.9 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.1 million, or 8.9%, primarily due to higher net sales of Revlon color cosmetics in China and certain distributor markets.

In Europe, Middle East and Africa, net sales in the first quarter of 2011 were $49.7 million, an increase of $6.8 million, or 15.9%, compared to $42.9 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.8 million, or 11.2%, primarily due to higher net sales of Revlon color cosmetics, Mitchum anti-perspirant deodorant and fragrances in the U.K. and South Africa.

In Latin America, net sales in the first quarter of 2011 were $27.0 million, an increase of $7.0 million, or 35.0%, compared to $20.0 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $6.9 million, or 34.5%, primarily due to higher net sales of Revlon color cosmetics, Almay color cosmetics, Revlon ColorSilk hair color and other beauty care products. Higher net sales in Venezuela, including the impact of higher selling prices given market conditions and inflation, accounted for approximately one-half of the $6.9 million net sales increase in the region.

In Canada, net sales in the first quarter of 2011 were $17.2 million, an increase of $2.6 million, or 17.8%, compared to $14.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $1.6 million, or 11.0%, primarily due to higher net sales of Revlon color cosmetics.

Operating income in the first quarter of 2011 was $44.7 million compared to $45.4 million in the same period last year. Adjusted EBITDA in the first quarter of 2011 was $60.7 million compared to $61.1 million in the same period last year. Operating income and Adjusted EBITDA in the first quarter of 2011 benefited from higher net sales compared to the prior year, offset by higher selling, general and administrative expenses, primarily advertising spending, consistent with the Company’s strategy to build its strong brands.

Net income in the first quarter of 2011 was $10.4 million, or $0.20 per diluted share, compared to net income of $2.2 million, or $0.04 per diluted share, in the same period last year. The 2011 first quarter provision for income taxes was $2.7 million higher than 2010 primarily due to a higher effective tax rate in the U.S. As previously disclosed, the increase in the provision for income taxes resulting from the higher effective tax rate in the U.S. is not expected to affect the Company’s cash taxes paid in 2011. Net income in the first quarter of 2010 included $9.7 million of expenses associated with the March 2010 bank credit agreement refinancing and a foreign currency loss of $2.8 million related to the re-measurement of Revlon Venezuela’s balance sheet as a result of Venezuela’s currency devaluation.

Net cash provided by operating activities in the first quarter of 2011 was $24.1 million compared to $31.2 million in the same period last year and free cash flow in the first quarter of 2011 was $21.7 million compared to $28.2 million in the same period last year. Net cash used in investing activities was $41.4 million compared to $3.0 million in the same period last year. The increase was primarily due to the $39 million paid for the acquisition of certain assets related to Sinful Colors cosmetics. The Company had no borrowings on its revolving credit facility at March 31, 2011.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

First Quarter 2011 Results and Conference Call

The Company will host a conference call with members of the investment community on April 28, 2011 at 9:30 A.M. EDT to discuss First Quarter 2011 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) that we remain focused on delivering on our strategic objective of profitably growing our business.; (ii) the Company's belief that, as previously disclosed, the increase in the provision for income taxes resulting from the higher effective tax rate in the U.S. is not expected to affect the Company’s cash taxes paid in 2011; and (iii) the continued execution of our business strategy to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2010 Annual Report on Form 10-K that we filed with the SEC in February 2011 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2011 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) less than expected profitable growth of our business, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses; (ii) unanticipated changes in the Company's cash taxes paid in 2011, including, without limitation, as a result of the increase in the provision for income taxes resulting from the Company's higher effective tax rate in the U.S.; and (iii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

Net sales	$333.2	$305.5
Cost of sales	113.3	108.7
Gross profit	219.9	196.8
Selling, general and administrative expenses	175.2	151.4
Operating income	44.7	45.4

Other expenses (income):
Interest expense	22.6	21.3
Interest expense - preferred stock dividend	1.6	1.6
Interest income	(0.1)	(0.2)
Amortization of debt issuance costs	1.4	1.7
Loss on early extinguishment of debt, net	-	9.7
Foreign currency losses, net	0.3	3.8
Miscellaneous, net	0.8	0.3
Other expenses, net	26.6	38.2

Income before income taxes	18.1	7.2
Provision for income taxes	7.7	5.0
Net income	$10.4	$2.2

Basic income per common share	$0.20	$0.04

Diluted income per common share	$0.20	$0.04

Weighted average number of common shares outstanding:
Basic	52,153,722	51,872,502
Diluted	52,282,309	52,286,722

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$61.2	$76.7
Trade receivables, net	182.4	197.5
Inventories	130.2	115.0
Deferred income taxes - current	41.0	39.6
Prepaid expenses and other	54.1	47.3
Total current assets	468.9	476.1
Property, plant and equipment, net	104.0	106.2
Deferred income taxes - noncurrent	225.1	229.4
Other assets	113.4	92.3
Goodwill, net	194.1	182.7
Total assets	$1,105.5	$1,086.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$6.4	$3.7
Current portion of long-term debt	8.0	8.0
Accounts payable	98.1	88.3
Accrued expenses and other	223.7	218.5
Total current liabilities	336.2	318.5
Long-term debt	1,099.6	1,100.9
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.2	48.1
Long-term pension and other post-retirement plan liabilities	192.9	201.5
Other long-term liabilities	56.7	55.7
Total stockholders' deficiency	(686.5)	(696.4)
Total liabilities and stockholders' deficiency	$1,105.5	$1,086.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10.4	$2.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.2	14.4
Amortization of debt discount	0.8	0.3
Stock compensation amortization	0.8	1.3
Provision for deferred income taxes	2.2	0.2
Loss on early extinguishment of debt, net	-	9.7
Amortization of debt issuance costs	1.4	1.7
Pension and other post-retirement expense	1.3	3.8
Change in assets and liabilities:
Decrease in trade receivables	19.1	6.7
(Increase) decrease in inventories	(11.5)	3.5
Increase in prepaid expenses and other current assets	(7.4)	(9.8)
Increase in accounts payable	7.0	8.8
Increase in accrued expenses and other current liabilities	1.5	8.7
Pension and other post-retirement plan contributions	(8.8)	(5.8)
Purchase of permanent displays	(8.9)	(10.7)
Other, net	1.0	(3.8)
Net cash provided by operating activities	24.1	31.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.4)	(3.1)
Acquisitions	(39.0)	-
Proceeds from the sale of certain assets	-	0.1
Net cash used in investing activities	(41.4)	(3.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	4.3	(13.0)
Borrowings under the 2010 Revolving Credit Facility, net	-	10.5
Repayments under the 2006 Term Loan Facility	-	(815.0)
Borrowings under the 2010 Term Loan Facility	-	786.0
Repayment of long-term debt	(2.0)	-
Payment of financing costs	-	(15.4)
Other financing activities	(0.3)	(0.2)
Net cash provided by (used in) financing activities	2.0	(47.1)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.2
Net decrease in cash and cash equivalents	(15.5)	(18.7)
Cash and cash equivalents at beginning of period	76.7	54.5
Cash and cash equivalents at end of period	$61.2	$35.8

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$14.5	$12.5
Preferred stock dividends	$1.6	$1.6
Income taxes, net of refunds	$2.2	$2.5

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.3	$2.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$10.4	$2.2

Interest expense, net	24.1	22.7
Amortization of debt issuance costs	1.4	1.7
Loss on early extinguishment of debt, net	-	9.7
Foreign currency losses, net	0.3	3.8
Miscellaneous, net	0.8	0.3
Provision for income taxes	7.7	5.0
Depreciation and amortization	16.0	15.7

Adjusted EBITDA	$60.7	$61.1

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$24.1	$31.2

Less capital expenditures	(2.4)	(3.1)
Plus proceeds from the sale of certain assets	-	0.1

Free cash flow	$21.7	$28.2

CONTACT:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations